SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made this day of January 12, 2017 (the “Agreement Date”) by and between Sara Clemens (“Executive”) and Pandora Media, Inc. (the “Company”).
WHEREAS, Executive has been employed with the Company pursuant to an offer letter dated January 20, 2014, (the “Offer Letter”);
WHEREAS, the parties hereto have agreed that Executive will resign her employment effective February 1, 2017 (the “Resignation Date”); and
WHEREAS, the Company has offered Executive certain consideration in exchange for Executive’s commitments set forth in this Agreement;
NOW THEREFORE, the parties agree as follows:
1.Change in Employment Status. Executive’s employment will be separated by way of resignation effective at the close of business on the Resignation Date. To the extent that, as of the Resignation Date, Executive has any remaining accrued but unused PTO, Executive will receive a cashout of such PTO balance, in accordance with applicable laws. For the avoidance of doubt, the Company confirms that Executive remains eligible for a cash payment under the terms of the Pandora Media Corporate Incentive Plan for Fiscal Year Ending December 31, 2016, based on the Company’s actual performance as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion, with such cash payment to be made on the date such payment is made to other eligible employees (“2016 Bonus Payment”).

2.Resignation from Offices and Directorships. The parties agree that a condition precedent to any of the Company’s obligations under this Agreement is Executive’s resignation from Executive’s employment and all officer and director positions with the Company, its subsidiaries or any affiliates of any of them (including, without limitation, Executive’s position as Chief Operating Officer of the Company, effective as of the Resignation Date). Executive agrees to execute such additional documentation as the Company or its subsidiaries or affiliates may reasonably request to effectuate such resignations.

3.Severance Benefits. If Executive timely signs, dates, returns, and does not revoke this Agreement in accordance with Section 12 of this Agreement; and so long as Executive is not in breach of her obligations under this Agreement, then the Company will provide Executive the following (the “Severance Benefits”) in full satisfaction of any monetary or other obligations to which Executive could claim entitlement under the Offer Letter or the Company’s Executive Severance and Change of Control Policy (“Severance Policy”):

a.    A cash payment equal to eleven (11) times Executive’s monthly base salary in effect on the Resignation Date, paid in a lump sum within ten (10) business days following the Effective Date of this Agreement;
b.    A cash payment equal to the amount that Executive would have received under the Pandora Media Corporate Incentive Plan for Fiscal Year Ending December 31, 2017 as if she had remained an eligible employee for the entirety of 2017, based on the Company’s actual performance as determined by the Compensation Committee in its discretion for the remaining executive officers of the Company following the completion of the fiscal year ending December 31, 2017; provided that such payment will not exceed Executive’s annual target bonus for the current performance period; provided further that such payment will be made no later than May 15, 2018;
c.    So long as Executive timely elects (and remains eligible for) health benefits continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Company of Executive’s applicable premiums (including spouse or family coverage if Executive had such coverage on the Resignation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing after the termination of her regular employee benefits and ending on the earliest to occur of (a) six (6) months following the termination of her regular employee benefits, and (b) the date on which the Executive and her or her covered dependents, if any, become eligible for health insurance coverage through another employer, or becomes otherwise covered under another group health plan;
d.    Reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three (3) months following the Resignation Date, if Executive elects to participate in such services;
e.    The following vesting schedule:

i.
effective within ten (10) business days following the Effective Date of this Agreement, accelerated vesting by six (6) months of all outstanding Company stock options held by Executive as of the Resignation Date; provided that, in lieu of the foregoing, stock options that do not vest monthly will be accelerated through six (6) months following the Resignation Date as if such stock option had been on a monthly vesting schedule through the original vesting period; provided, further, that the parties agree that Schedule 3(e)(i) correctly sets forth all outstanding Company stock options held by Executive as of the Resignation Date and the Company stock options to be accelerated under this Section 3(e)(i).

ii.
effective within ten (10) business days following the Effective Date of this Agreement, accelerated vesting of all outstanding non-performance-based restricted stock units that would have vested had Executive remained in Continuous Service Status (as defined in the Pandora Media, Inc. 2011 Equity Incentive Plan) through February 28, 2018 (pursuant to the Notice of Restricted Stock Unit Grants dated March 11, 2015 and April 15, 2016); provided, further, that the parties agree that Schedule 3(e)(ii) correctly sets forth all outstanding non-performance-based restricted stock units held by the Executive and the non-performance-based restricted stock units to be accelerated under this Section 3(e)(ii);

iii.
continued eligibility for the vesting of performance-based restricted stock units based on the achievement of the performance-based vesting conditions on the February 15, 2017 and May 15, 2017 Vesting Dates (as such term is defined in the Notice of Performance Award Grant dated as of April 15, 2016); provided, further, that the parties agree that Schedule 3(e)(iii) correctly sets forth the performance-based restricted stock units eligible for continued vesting under this Section 3(e)(iii);

iv.
provided, that all remaining stock options, restricted stock, restricted stock units or other equity-based awards, or portions thereof, that do not vest in accordance with this Agreement shall be forfeited and cancelled by the Company; and

f.    In the event a Change of Control (as defined in the Pandora Media, Inc. 2011 Equity Incentive Plan) occurs prior to June 30, 2017, Executive shall receive the following additional payments and benefits:

i.	a cash payment equal to one (1) month of Executive’s monthly base salary in effect on the Resignation Date, paid in a lump sum within ten (10) days following the Change of Control;

ii.
so long as Executive timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of Executive’s applicable premiums (including spouse or family coverage if Executive had such coverage on the Resignation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Change of Control and ending on the earliest to occur of (a) six (6) months following the Change of Control, and (b) the date on which the Executive and her or her covered dependents, if any, become eligible for health insurance coverage through another employer, or becomes otherwise covered under another group health plan; and

iii.
accelerated vesting, effective immediately prior to the Change of Control, of all outstanding stock options, restricted stock, restricted stock units or other equity-based awards held by Executive as of the Effective Date, provided, however, that if any such equity award agreement provides by its terms for specific action in the case of a Change of Control, Executive shall receive the benefits specified in such award agreement.

All payments made to Executive or on Executive’s behalf under this Agreement will be subject to payroll withholding requirements as required by law. Such payments are in lieu of any other severance payments to which Executive might claim entitlement (and which the Company would dispute) under the Offer Letter and in lieu of any payments or benefits to which Executive might otherwise claim entitlement (and which the Company would dispute) under any benefit plan, compensation plan, deferred compensation plan, incentive plan or bonus plan of the Company, including, without limitation, the Severance Policy, or under any other contractual right or agreement. Executive further agrees and acknowledges that, as of the date she executes this Agreement, she has been paid all compensation due and owing through such signature date, including any then-earned salary, bonuses, and any other incentive payments, accrued but unused vacation or paid-time-off, as well any other monies to which she was entitled, other than the Severance Benefits and other than the 2016 Bonus Payment.
4.Waiver and Release. In exchange for the provisions described above, Executive hereby waives, releases, gives up, and promises never to make any claims of any kind (whether Executive knows of them now or not) that Executive may have against the Company, and each of its past and present parents, predecessors, successors, assigns, related companies, entities or divisions, and their past and present officers, directors, stockholders, employee benefit plans, plan administrators, trustees, fiduciaries, agents, attorneys or employees of any of them (collectively the “Company Affiliates”), in each case, with respect to or related to the terms and conditions of Executive’s employment, recruitment for employment, and separation from employment with the Company or any of its subsidiaries or affiliates. The claims that Executive is waiving, releasing, giving up and promising never to make include, but are not limited to, all of the following:

a.    any claims for further compensation or benefits from any of the Company Affiliates;

b.    any claims arising out of the Offer Letter, any Company compensation or benefit plan (including, without limitation, the Severance Policy), or any other contractual right applicable to Executive’s employment or separation of employment with the Company or any subsidiary or affiliate;
c.    any claim based on age, race, color, national origin, ancestry, sex (including pregnancy), gender identity, marital status, religion, veteran status, disability, sexual orientation, genetic information, medical condition or based on other categories protected by federal, state, or local anti‑discrimination, anti-harassment, and anti-retaliation laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, or based on the Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act,, the Worker Adjustment and Retraining Act, the Fair Labor Standards Act and the California Labor Code, all as amended, and any other laws and regulations relating to employment and that are waivable;
d.    any claim under any contract, agreement (including the Offer Letter), promise or policy with respect to or in relation to Executive’s employment with the Company or any subsidiary or affiliate, except for any rights arising out of this Agreement;
e.    any claim for violation of any other legal duty or public policy, including but not limited to, common law tort claims such as defamation, assault, invasion of privacy, and intentional infliction of mental distress; and
f.    any claim for attorneys’ fees, expenses, and/or costs.
Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive accepts the payments and benefits provided under this Agreement in full satisfaction of all such claims, provided that this waiver and release does not extend to Executive’s right to assert a claim for breach of this Agreement, claims for reimbursement under California Labor Code Section 2802, claims for workers compensation, or any other claim that cannot be waived as a matter of law. Executive represents, however, that, as of the date she executes this Agreement, she has not suffered any workplace injury for which she has not already filed a claim for workers compensation.

The above waiver and release does not affect Executive’s right to file a charge or cooperate in an investigation with the Equal Employment Opportunity Commission or similar state or local agencies, but it is understood and agreed that Executive waives, releases and gives up any right to money damages or other payment or personal benefit with regard to or arising out of any such charge or investigation. The releases being provided herein also do not limit or affect Executive’s right to challenge the enforceability of this release under the Older Workers Benefit Protection Act.
Executive recognizes and agrees that the separation of Executive’s employment is permanent and without expectation of recall or reemployment by the Company or any Company subsidiary or affiliate.
5.Acknowledgement and Continuing Obligations.
(a) Executive acknowledges that the Confidential Information, Invention Assignment, and Arbitration Agreement entered into by and between the Company and Executive signed on January 22, 2014 (the “Confidential Information Agreement”), remains in full force and effect following the execution of this Agreement and that she will continue to abide by her obligations under that agreement.
(b) Executive agrees: (i) that Executive has not disclosed and will not disclose any information about the Company, or any of the Company Affiliates or any of their business activities, to any person or entity, or any agent or representative of a person or entity, known to Executive at the time of such disclosure to be in litigation with or considering litigation against the Company or any of the Company Affiliates, and (ii) not to serve as an expert witness concerning the Company or any Company Affiliate. Executive’s commitments do not prohibit Executive from complying with a subpoena or court order, but Executive agrees that if subpoenaed Executive will immediately notify the Company and give the Company the opportunity to have its counsel present during any communications pursuant to such subpoena, unless prohibited by court order, and Executive will notify the Company as soon as Executive learns of any such order.
(c) Executive agrees that for a period of twelve (12) months following the Resignation Date, Executive will not, directly or indirectly, solicit, induce, or encourage any employee of any Company Affiliate to (i) terminate her employment with such Company Affiliate; (ii) become employed by an employer other than a Company Affiliate; or (iii) form a business or pursue a business opportunity other than employment with a Company Affiliate; provided that nothing herein shall prohibit Executive from publishing a general solicitation or advertisement for employment for any new employer or venture.
(d) Executive agrees that she will continue to abide by the terms of the Company’s Insider Trading Policy, and understands that Executive is restricted in trading Company securities until the next trading window is open. The first trading window after Executive’s Resignation Date is expected to open on or around February 13, 2017.

Pandora will notify Executive (via email at sara.clemens@ortelius-partners.com) when the trading window opens in February.
6.Enforcement. Because Executive’s services are unique and because Executive has access to Confidential Information (as defined in the Confidential Information Agreement) and work product, the parties hereto agree that the Company, and/or its Affiliates as applicable, would be damaged irreparably in the event any of the provisions of Section 5, 7, 8, and 9 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, the Company and/or the Company Affiliates and/or their successors or assigns, shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

7.Non-Disparagement. Executive agrees that she will not make any disparaging, negative or untrue statements about the Company or any Company Affiliate, including, without limitation, any statements about the products, business affairs or employees of the Company or any Company Affiliate. Nothing in this paragraph shall prevent Executive from providing truthful statements in response to legal process or governmental or regulatory inquiry where applicable law so requires.

8.Cooperation. Executive agrees to cooperate fully with the Company or any Company Affiliate in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of her employment by the Company. Such cooperation includes, without limitation, making herself available to the Company upon reasonable notice, without subpoena, to consult on such matters and provide truthful and accurate information in witness interviews, declarations and depositions and trial testimony (including reasonable preparation thereto) relating to such matters. The Company will reimburse Executive for reasonable out-of-pocket expenses she incurs in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate her scheduling needs. Executive shall receive no additional compensation for providing such cooperation; provided that, such cooperation shall be upon reasonable notice to Executive and subject to Executive’s reasonable availability.

9.Government Reporting and Cooperation Permitted.  Nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission (EEOC), the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company that is protected by the attorney-client privilege, except as expressly authorized by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that she has made such reports or disclosures.

10.No Admission. This Agreement is not an admission by any party of any violation of law or intention to violate any law.

11.Acceptance Date, Period for Review, and Consultation. By signing this Agreement, Executive acknowledges that Executive has read this Agreement, understands all of its provisions, and knowingly and voluntarily agrees to all of its terms and provisions. Executive has been advised by the Company to consult with an attorney regarding this Agreement before signing it. Executive has been given twenty-one (21) days after the date on which Executive received this Agreement to decide whether to sign it. Executive is further advised that the releases Executive is providing in this Agreement include a release of any claims under the Age Discrimination in Employment Act.

12.Revocation Period and Effective Date. Once Executive has signed this Agreement, Executive may still revoke it at any time during the seven (7) day period after Executive signed this Agreement, by delivering written notice of revocation to the Company within this seven–day period. This Agreement shall not become effective or enforceable until this revocation period has expired without Executive having revoked this Agreement. Once this revocation period expires, so long as Executive has not revoked this Agreement and so long as the Company has also executed it, it will be a binding, irrevocable agreement between Executive and the Company (the “Effective Date”).

13.Notice. Any notice or delivery to the Company under this Agreement shall be made to:
Pandora Media, Inc.
2100 Franklin St., 7th Floor
Oakland, CA 94612
Attention: General Counsel

Any notice or delivery to Executive under this Agreement shall be made to Executive’s last known address on file with the Company.

14.Entire Agreement. This Agreement constitutes the complete understanding between the Company and Executive relating to Executive’s separation of employment, and Executive is not relying on any statement other than the provisions of this Agreement in deciding to sign this Agreement. No other promises or agreements shall be binding unless in a writing signed by the parties to this Agreement. This Agreement cancels and supersedes the Offer Letter and any other prior agreement between the Company and Executive except as specifically provided herein.

15.Amendments. Any amendment or modification to or waiver of this Agreement will be effective only if it is in writing and signed by each of the Company and Executive.

16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.

18.Binding Arbitration.

(a)Any and all controversies, disputes, or claims, arising out of, or relating to, the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in the State of California. Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”) in effect at the time of the arbitration demand. A current copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/. The parties expressly agree that any arbitration under this Agreement shall take place exclusively in Alameda County, in the State of California, unless the parties mutually agree (in writing) to an alternative location. The arbitrator shall be selected by mutual agreement of the parties. Unless the parties mutually agree otherwise, the arbitrator shall be an attorney licensed to practice in the State of California, or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted.
(b)The party bringing the claim must demand arbitration in writing and deliver the written demand by hand or first class mail to the other party within the applicable statute of limitations period. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence, as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. Each party will pay the fees for the party’s own attorneys, subject to any remedies to which that party may later be entitled under applicable law. The arbitrator’s fees and expenses, and all associated JAMS arbitration fees and expenses shall be apportioned between the parties in accordance with the JAMS Rules. It is agreed that each party will pay its own attorneys’ fees and costs (other than the arbitrator’s fees and expenses and associated JAMS fees) incurred. It is further agreed that the prevailing party shall be entitled to judicial relief from a court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their rights to have any dispute under this Agreement resolved by a judge or jury.

19.Section 409A.     This Agreement and the payments and benefits hereunder are intended to qualify for the short-term deferral and separation pay plan exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment, Executive is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Resignation Date shall instead be paid on the first business day after the date that is six (6) months following the Resignation Date. All references in this paragraph to “Resignation Date” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h). The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

*NOT TO BE SIGNED UNTIL ON/AFTER THE SEPARATION DATE*

The foregoing Agreement is executed by the parties as follows:

PANDORA MEDIA, INC.                 SARA CLEMENS

By: /s/ Steve Bené                    By: /s/ Sara Clemens
Signature Signature
Name:         Steve Bené
Title:         General Counsel
Date:    February 1, 2017                Date:    February 1, 2017

Schedule 3(e)(i)
Outstanding Stock Options to Be Accelerated under the Terms of the Agreement

Product ID	Grant ID	Grant Type	Grant Date	Grant Price	Options Granted	Exercisable Options 2/1/2017	Stock options to be accelerated under the terms of the Agreement
2011SO	1209	NQ	2/24/14	$37.26	110,000	80,208	13,750

Schedule 3(e)(ii)
Outstanding Non-Performance-Based Restricted Stock Units
to Be Accelerated under the Terms of the Agreement

Product ID	Grant ID	Grant Type	Grant Date	Units Granted	Units released prior to 2/1/2017	Units to be accelerated under the terms of the Agreement
2011RU16	RU03188	RSU	2/24/14	60,000	30,000	30,000
2011RU16	RU05018	RSU	3/11/15	115,000	50,312	35,938
2011RU16	RU07500	RSU	4/15/16	200,000	0	100,000

Schedule 3(e)(iii)
Outstanding Performance-Based Restricted Stock Units
Eligibile for Continued Vesting under the Terms of the Agreement

Product Type	Grant ID	Grant Type	Grant Date	Units Granted	Units subject to continued vesting eligibility under the terms of the Agreement
PSUSECT16	PS000014	PSU	4/15/16	200,000	*62,500

* Actual shares vest based on the achievement of the performance-based vesting conditions on the February 15, 2017 and May 15, 2017 Vesting Dates.